Exhibit 10.17

SEPARATION AND RELEASE AGREEMENT

This SEPARATIONAND RELEASE AGREEMENT (the “Agreement”) is entered into by and among Margaret Olinger, M.B.A. (the “Executive”), and Amylyx Pharmaceuticals, Inc., a Delaware corporation (the “Company”). This Agreement is entered into effective as of December 31, 2023. The Executive and the Company are hereinafter collectively referred to as the “Parties” and each are individually referred to as a “Party”.

Recitals

WHEREAS, the Company currently employs the Executive as the Chief Commercial Officer of the Company pursuant to that certain Executive Employment Agreement, by and between the Parties, dated as of January 5, 2022 (the “Employment Agreement”);

WHEREAS, in connection with the Employment Agreement, the Executive entered into a certain Employee Confidentiality, Assignment and Nonsolicitation Agreement with the Company, dated as of January 3, 2022 (the “Restrictive Covenant Agreement”) and a certain Officer Indemnification Agreement with the Company, dated as of January 6, 2021 (the “Indemnification Agreement”);

WHEREAS, the Executive’s employment from the Company will be terminated (the “Separation”) effective December 31, 2023 unless an earlier date is mutually agreed to in writing by the Parties (such date, the “Date of Termination”);

WHEREAS, the Separation shall be a termination by the Company without “Cause” as provided in Section 3(d) of the Employment Agreement;

WHEREAS, this Agreement represents the “Notice of Termination” as provided for in Section 4(a) of the Employment Agreement;

WHEREAS, as a result of the Separation, the Executive is entitled to certain severance pay and benefits pursuant to Section 5 of the Employment Agreement, the receipt of which is conditioned upon the Executive entering into a “Separation Agreement” (as defined in the Employment Agreement)

WHEREAS, this Agreement is that Separation Agreement;

WHEREAS, pursuant to the terms of this Agreement, the Parties desire to amicably end the Executive’s employment relationship with the Company under the Employment Agreement, notwithstanding any prior agreements to the contrary.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by, between and among the Parties hereto as follows:

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.
SEPARATION AND RELATEDMATTERS.
1.1.
Separation; Remaining Duties. Effective as of the Date of Termination, the Company shall terminate the Executive’s employment with the Company without “Cause” pursuant to Section 3(d) of the Employment Agreement. Executive agrees that this Agreement represents the “Notice of Termination” pursuant to Section 4(a) of the Employment Agreement. From the date of this Agreement through the Date of Termination, the Executive shall provide all reasonable services requested by the Company, such duties to be performed by the Executive in good faith (such services through the Date of Termination, the “Remaining Duties”).
1.2.
Accrued Obligations. In accordance with Section 4(c) of the Employment Agreement, the Company shall pay the Executive (a) any Base Salary (as defined in the Employment Agreement) earned through the Date of Termination, (b) any unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement) and (c) any vested benefits that the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. For the avoidance of doubt, the foregoing collectively are the “Accrued Obligations” as defined in the Employment Agreement. In addition, subject to approval of the Compensation Committee and notwithstanding anything to the contrary in the Employment Agreement, the Executive shall be eligible for annual incentive compensation, as defined in Section 2(b) of the Employment Agreement, for the calendar year 2023, with the corporate component (80%) at the achievement rate set by the Board of Directors and the individual component (20%) at 100% achievement. Employee shall receive the amount determined to be the 2023 annual incentive compensation by March 15, 2024.
2.
SEVERANCE PAY AND BENEFITS.

2.1.
Severance Amount. If the Executive enters into, does not revoke, and complies with the terms of this Agreement and this Agreement becomes irrevocable, all within sixty (60) days after the Date of Termination, the Company shall pay the Executive an amount equal to nine (9) months of the Executive’s current base salary (the “Severance Amount”). The Severance Amount shall be paid in substantially equal installments in accordance with the Company’s payroll practice for the nine (9) month period immediately following the Date of Termination, commencing within sixty (60) days after the Date of Termination.
2.2.
COBRA. If the Executive enters into, does not revoke, and complies with the terms of this Agreement and this Agreement becomes irrevocable, all within sixty (60) days after the Date of Termination, subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the law known as “COBRA,” the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly amount equal to the monthly contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (a) the nine (9) month anniversary of the Date of Termination, (b) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (c) the cessation of the Executive’s rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above and such payments shall be subject to tax related deductions and withholdings and paid on the Company’s regular payroll dates.

2.3.
Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder and any state law of similar effect (collectively, “Section 409A”).
3.
EQUITY. The Executive’s existing equity awards in the Company shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) (collectively, including, without limitation, the Company’s 2015 Stock Option and Restricted Stock Plan and the Company’s 2022 Stock Option and Incentive Plan, the “Equity Documents”). Any portion of an existing equity award that is not vested as of the Date of Termination shall terminate immediately and be of no further force and effect. Notwithstanding anything to the contrary in the Equity Documents, and subject to approval by the Board of Directors of the Company and the Executive’s consent below, the Company hereby agrees to amend any existing equity award that is a stock option to extend the period of time in which the Executive may exercise the vested portion of such stock option until the earlier of six (6) months from the Date of Termination or the Expiration Date of the stock option. If Executive wishes to accept this offer, she should execute the Rider attached as Exhibit A hereto on or prior to the Date of Termination. Executive acknowledges that if she accepts this offer, to the extent a stock option is intended to be an “incentive stock option,” such option shall no longer qualify as an “incentive stock option” under the Internal Revenue Code of 1986, as amended, and shall instead be taxed as a non-statutory stock option. Accordingly, the Executive will be subject to ordinary income taxes (and tax withholding) in the event the Executive exercises such stock option. If the Executive does not complete the Rider by the date 29 days following the date upon which Executive first receives a copy of this Agreement, the Executive automatically declines the Company’s offer to extend the stock option exercise period and the stock option will be taxed as a non-statutory stock option. To the extent any stock option remains eligible to be an “incentive stock option,” it must be exercised within three (3) months after the Date of Termination to qualify for treatment as an “incentive stock option.”
4.
RELEASE OF CLAIMS. In consideration for, among other terms, the full performance by the Company of all of its obligations under this Agreement including, without limitation, the payment to the Executive of the Severance Pay and Benefits provided for in Section 2, the Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, direct and indirect securityholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, she has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete waiver and release of all Claims of or arising in connection with: the Employment Agreement, the Addendum or any other agreement between the Executive and any of the Releasees, including, without limitation, Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing;interference with contractual or advantageous relations, whether prospective or existing; fraud, deceit or misrepresentation; discrimination, harassment or retaliation under state, federal, or municipal law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, and the Massachusetts Fair Employment Practices Act, M.G.L. c. 149, §151B; the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq.; Connecticut'’ whistleblower law, Conn. Gen. Stat. Ann. § 31-51m;Connecticut’s free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; and the anti-retaliation provision of Connecticut's workers’compensation statute, Conn. Gen. Stat. Ann. § 31-290a;violation of any state or local statute,rule, ordinance, or regulation; promissory estoppel or detrimental reliance; fraud, slander, libel, defamation, disparagement, or damage to reputation; personal injury, negligence, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs, and disbursements; whistleblower retaliation; invasion of privacy; violation of public policy or any other unlawful behavior; reinstatement; compensatory, punitive or emotional distress damages; wages, bonuses, incentive compensation, equity, severance pay, vacation pay, back or front pay or other forms of compensation, including, without limitation, the Massachusetts Wage Act, M.G.L.c. 149, §§148-150C and Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; and attorney’s fees and costs. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including, without limitation, any Claims against the Company with respect to any stock-based awards of any kind) and the termination of her employment, and all Claims in her capacity as a shareholder of the Company arising up to and through the date that the Executive enters into this Agreement. The Executive understands that this general release does not extend to any rights or Claims that may arise out of acts or events that occur after the date on which she signs this Agreement. The Executive represents that she has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to unemployment compensation benefits or to workers’ compensation. The Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims (including, but limited to, the Claims)the Executive may have against the Releasees. The Executive agrees to not accept damages of any nature, other equitable or legal remedies for her own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.
5.
CONTINUING OBLIGATIONS.

5.1.
Restrictive Covenant Obligations. Nothing in this Agreement shall limit the Executive’s obligations under the Restrictive Covenant Agreement and any other confidentiality, assignment of inventions or restrictive covenant agreement between the Company and the Executive, all of which shall remain in full force and effect in accordance with their terms (collectively, and with Section3(c) of the Employment Agreement, the “Preserved Sections”). For purposes of this Agreement, the obligations in this Section6, the Preserved Sections and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations”.
5.2.
Non-Disparagement. Subject to Section 7 of this Agreement, the Executive agrees not to take any action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or any of its affiliates or its or their products, services or current or former officers, directors, direct or indirect securityholders, employees, managers or agents. Company agrees to direct its executive-level employees not to take any action or make any statements, written or oral, that are disparaging about the Executive. These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.
5.3.
Confidentiality of Agreement-Related Information. Subject to Section 7 of this Agreement, the Executive agrees, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. For purposes of this Agreement, “Agreement-Related Information” means the negotiations leading to this Agreement and the existence and terms of this Agreement. Notwithstanding the foregoing, the Executive may disclose Agreement-Related Information to the Executive’s spouse, attorney and financial advisors,and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this section shall be construed to prevent the Executive from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that the Executive provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.
5.4.
Litigation and Regulatory Cooperation. After the Date of Termination, the Executive shall reasonably cooperate with the Company(at the Company’s cost and expense) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by or providing services to the Company. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. After the Date of Termination, the Executive also shall cooperate with the Company (at the Company’s cost and expense) in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by or providing services to the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the

Executive’s performance of obligations pursuant to this Section 6.4 upon presentation of receipts. Nothing about the foregoing shall preclude the Executive from testifying truthfully in any forum or from providing truthful information to any regulatory authority or require the Executive to waive any attorney-client privilege or protection or violate any applicable law.

5.5.
Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by her of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if she breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Executive breaches any of the Continuing Obligations during a period when she is receiving severance payments pursuant to Section 2 hereof,the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach.
6.
PROTECTED DISCLOSURES. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits the Executive’s ability, with or without notice to the Company, to: (a) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (c) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (d) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (e) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency of any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action),but the Company will not limit any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency. The Executive understands that pursuant to the Defend Trade Secrets Act of 2016, whether pursuant to this Agreement or the Restrictive Covenant Agreement, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7. NOTICES. Any notices, requests,demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board of Directors of the Company.

8. ASSIGNMENT AND BINDINGEFFECT. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. Because of the unique and personal nature the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.

9. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

10. JURISDICTION AND VENUE. The Parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. 280G. In the event that any compensation, payment or distribution by the Company to the Executive or the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to this Agreement or otherwise (the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then (a) the Executive shall execute a customary waiver agreeing to reduce any such Parachute Payments (but not below zero) to the extent necessary so that the maximum Parachute Payments shall not exceed the Threshold Amount (the “Reduction Amount”), and (b) the Company shall use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A 7 of Treasury Regulations Section 1.280G-1with respect to such Reduction Amount, and if such requirements are satisfied then such Reduction Amount shall become payable pursuant to this Agreement or otherwise as if subsection (a) above had not applied thereto. For purposes of this Section, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar.

12. INTEGRATION; NO RELIANCE. This Agreement, the Preserved Sections (including, without limitation, the Restrictive Covenant Agreement, all of which, for the avoidance of doubt, are subject to Section 7 of this Agreement), the Indemnification Agreement and the Equity Documents represent and contain the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s termination of employment from the Company and engagement by the Company as an Advisor and supersede all prior and contemporaneous oral and written employment agreements or arrangements between the Parties, including, without limitation, the Employment Agreement, except the Preserved Sections (including, without limitation, the Restrictive Covenant Agreement, all of which, for the avoidance of doubt, are subject to Section 7 of this Agreement) and as otherwise expressly preserved in this Agreement. In signing this Agreement, the Executive is not relying on any agreement, statement or promise of the Company except as is expressly contained in this Agreement.

13.
TIME FOR CONSIDERATION; EFFECTIVE DATE. The Executive acknowledges that she has been provided with the opportunity to consider this Agreement for a period of twenty-one (21) days from her receipt of this Agreement before signing it (the “Consideration Period”) and has been advised to consult with an attorney before signing this Agreement. To accept this Agreement, the Executive must return to the Company a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned before the end of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that she had the opportunity to consider this Agreement for the entire Consideration Period.The Parties agree that any changes or modifications to this Agreement shall not restart the Consideration Period. For a period of seven (7) days from the day of the execution of this Agreement (the “Revocation Period”), the Executive has and shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such Revocation Period. This Agreement shall become effective on the business day immediately following the expiration of the Revocation Period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the Revocation Period.

14.
AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.
15.
WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived,except with the written consent of the Party against whom the wavier is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
16.
SEVERABILITY. The finding by a court or arbitrator of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement, or the Preserved Sections, shall not render any other provision of this Agreement, or the Preserved Sections, unenforceable, invalid or illegal. Such court or arbitrator shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, and the Parties hereby stipulate that such modification or replacement most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.
17.
INTERPRETATION; CONSTRUCTION. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Executive has consulted with her own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised,or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
18.
SURVIVAL. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s engagement to the extent necessary to effectuate the terms contained herein.
19.
COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

AMYLYX PHARMACEUTICALS, INC.

By:	/s/ Joshua B. Cohen
Joshua B. Cohen
President and Co-CEO

EXECUTIVE

By:	/s/ Margaret Olinger
Margaret Olinger, M.B.A.

Exhibit A

Rider

This RIDER (the “Rider”) is entered into by and among Margaret Olinger, M.B.A. (the “Executive”), and Amylyx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), relative to the Separation and Release Agreement (the “Agreement”) executed between the parties. This Rider is entered into effective as of , 2023. The Executive and the Company are hereinafter collectively referred to as the “Parties” and each are individually referred to as a “Party”.

WHEREAS, pursuant to Section 3 of the Agreement, Company has agreed to amend Executive’s vested stock options to extend the period of time in which the Executive may exercise such vested stock options until the earlier of six (6) months from the Date of Termination (as defined in the Agreement) or the Expiration Date of such stock options,notwithstanding anything to the contrary in the Equity Documents (as defined in the Agreement);

WHEREAS, Executive wishes to accept this offer and effectuate the extension;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by, between and among the Parties hereto as follows:

Agreement

1. AGREEMENT TO EXTEND EXERCISE PERIOD. Company and Executive agree to the amendment of Executive’s vested stock options as described in Section 3 of the Agreement. I acknowledge that by agreeing to this amendment, any stock option that was intended to be an “incentive stock option,” shall no longer qualify as an “incentive stock option” under the Internal Revenue Code of 1986,as amended, and shall instead be taxed as a non-statutory stock option.

IN WITNESSWHEREOF, the Parties have executed this Agreement as of the date first above written.

AMYLYX PHARMACEUTICALS, INC.

By:

Name:
Title:

MARGARET OLINGER, M.B.A.